No. ________________

FOURTH AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT

This Fourth Amended and Restated Revolving Loan and Security Agreement (the "Agreement") is made as of August 23, 2007 between LEMAITRE VASCULAR, INC. formerly known as Vascutech, Inc., having its principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (the "Borrower") and BROWN BROTHERS HARRIMAN & CO., having a place of business at 40 Water Street, Boston, Massachusetts 02109 (the "Bank").

WHEREAS, the Bank has previously made a revolving line of credit in the amount not to exceed $5,500,000 (the "Line of Credit") available to the Borrower as described in a Third Amended and Restated Revolving Loan and Security Agreement dated as of May 20, 2006 as amended to date and executed by the Borrower in favor of the Bank (the "Old Agreement");

WHEREAS, the Borrower has requested, and the Bank has agreed to extend the availability of the Line of Credit and to make such other modifications as the Borrower and the Bank have agreed, provided that the Old Agreement be amended and restated in its entirety;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Borrower agree to amend and restate the Old Agreement in its entirety as follows:

1.0 LOANS.

1.1 Amount of Loans. Upon written request by the Borrower in such form as the Bank may request until 364 days from the date hereof and provided that no Default or Event of Default (as defined hereafter) shall have occurred and be continuing or result after giving effect hereto, the Bank shall make loans to the Borrower (each an "Advance" and collectively, the "Advances") not to exceed the sum of $10,000,000 (the "Commitment") less the principal amount of any Letters of Credit issued for the benefit of the Borrower in the aggregate principal amount not to exceed $3,000,000 at any one time (each a Letter of Credit and collectively, the "Letters of Credit"). Each Letter of Credit and Advance shall hereinafter be referred to as a "Loan" and collectively, the "Loans".

1.1.2. Letters of Credit. The Borrower agrees to pay to the Bank on the day on which the Bank shall honor a draft or other demand for payment presented or made under any letter of credit issued by the Bank for the Borrower's benefit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Bank thereto. Unless the Borrower shall have made such payment to the Bank on such day, the Bank shall be deemed to have disbursed to the borrower, and the Borrower shall be deemed to have elected to satisfy its reimbursement obligations to the Bank by a Loan hereunder in an amount equal to such demand or draft under the Letter of Credit. The reimbursement obligation of the Borrower under this Section 1.1.2. shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Borrower to the Bank hereunder shall have been satisfied. All Letters of Credit issued hereunder shall expire on or before 364 days from the date hereof.

1.2 Revolving Loan Terms. The Loan shall be evidenced by a certain Third Amended and Restated Promissory Note (Secured) in the original principal amount of $10,000,000 dated as of August 23, 2007 (the "Note"). The Note amends and restates a Second Amended, Restated and Combined Demand Promissory Note (Secured) dated as of May 20, 2006 in the original principal amount of $5,500,000 executed by Borrower in favor of the Bank.

1.3 Repayment and Prepayment. The principal amount of all Loans together with any interest, fees or other charges accrued thereon shall be due and payable on the earlier of (i) demand and acceleration by the Bank following the occurrence of an Event of Default, (ii) 364 days from the date hereof, or (iii) with respect to Loans that accrue interest at LIBOR, on the last day of the applicable Interest Period (as hereinafter defined). In accordance with the terms of the Note, the Loans that accrued interest at the Base Rate may be prepaid in whole or in part, without penalty, from time to time. In the event that the Borrower elects to repay Loans that accrue interest at LIBOR, the Borrower agrees to pay such additional compensation equal to any funding losses or other costs incurred as a result of the prepayment of such Loan, whether upon demand or otherwise, upon presentation by the Bank of a statement of the amount and setting forth the Bank's calculation thereof, which statement will be deemed true and correct absent manifest error. Any repayment or prepayment (as the case may be) shall be made together with all unpaid interest accrued on the amount of that repayment or prepayment together with such other costs as provided herein.

1.4 Loan Statements. From time to time, the Bank may render statements to the Borrower showing the balance of all outstanding Loans and any other charges owing to the Bank. Such statements shall be deemed correct and agreed upon by the Borrower unless the Borrower notifies the Bank in writing of any discrepancy within the lesser of fifteen (15) days of the mailing of such statement or ten (10) days of such statements receipt by the Borrower.

1.5 Rate of Interest. Advances shall bear interest at (i) LIBOR plus 200 basis points per annum, or (ii) the Base Rate per annum adjusted daily, and each as elected by the Borrower from time to time. Any Advance not repaid in accordance with the terms of this Agreement shall bear interest from the date due and payable until paid in full at a rate per annum equal to the Base Rate plus 2% per annum. As used herein, "Base Rate" shall mean the rate announced by the Bank in Boston, Massachusetts as its base rate. As used herein, "LIBOR" rate means the percentage rate per annum equal to the offered quotation determined by the Bank from time to time as its LIBOR rate on the borrowing date for a 30, 60, 90 or 120 day interest period (the "Interest Period"). If on any date the LIBOR rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and reasonable means do not exist for ascertaining such LIBOR rate, or at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

    the making or continuation of any Advance accruing interest at the LIBOR rate has been made impracticable or unlawful by any change enacted after the date of this Agreement in any applicable law, regulation, guideline or order or interpretation of change thereof by any governmental authority charged with interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law), or the LIBOR rate will not adequately and fairly reflect the cost to of any of the Bank of making or continuing such Loan,

then, and in any such event, the Bank shall forthwith so notify the Borrower thereof. Until the Bank so notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to grant Advances which will accrue interest at the LIBOR rate per annum shall be suspended provided, however if requested by the Borrower the Bank shall be obligated to grant Advances which will accrue interest at the Base Rate per annum as adjusted daily. If at the time the Bank so notifies, the Borrower has previously given the Bank notice of an Advance which has not yet been advanced by the Bank, such notification shall be deemed void and the Borrower may borrow such Advance at the foregoing rate set forth in the previous sentence, each as adjusted daily.

If (a) or (b) above occurs with respect to an outstanding Advance, such Advance shall, without penalty, at the Borrower's option be prepaid or converted into an Advance which shall accrue interest at the Base Rate per annum, as adjusted daily.

2.0 SECURITY INTEREST. As security for the payment and performance of the Obligations (as hereafter defined), the Borrower, for valuable consideration, the receipt of which is acknowledged, hereby grants to the Bank a security interest in all of the Borrower's tangible and intangible property, whether now owned or existing, or hereafter acquired or arising, including:

(a) all goods (which shall mean and include all inventory, merchandise, raw materials, supplies, work in process, finished goods and other tangible personal property held by the Borrower for processing, sale or lease or furnished or to be furnished by the Borrower under the contracts of sale or service or to be used or consumed in the Borrower's business), as well as all goods in transit, and all returned or rejected goods, and all documents which represent any of the foregoing;

(b) all accounts (which shall mean and include all accounts receivable, notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or leased or for services rendered whether or not earned by performance), as well as all right, title and interest of the Borrower in the goods which have given rise thereto, including the right of stoppage in transit;

(c) all equipment, machinery, tools, dies, molds, furniture, furnishings, all tangible personal property similar to any of the foregoing, and all equipment as defined in Section 9-109(2) of the Massachusetts General Laws, Chapter 106, wherever the same may be located;

    all general intangibles including, without limitation, customer lists, contract rights, causes of action, goodwill, royalties, licenses, franchises, permits, intellectual property, blueprints, drawings, manuals, technical data, trade secrets, trade names, trademarks, and copyrights;

(e) all chattel paper of every kind and description, including all additions thereto and substitutions therefor;

(f) all rights to the payment of money, including without limitation, amounts due from affiliates, all tax refunds of every kind and nature including loss carryback refunds, insurance policies and proceeds, factoring agreements, and all rights to deposit or advance payments;

(g) all business records and files (including, without limitation, computer programs, disks, tapes and related electronic data processing media) and writing of the Borrower in which the Borrower has an interest in any way relating to the foregoing property, and all rights of the Borrower to retrieval from third parties of electronically processed and recorded information pertaining to any such property;

(h) all documents, documents of title, and instruments (whether negotiable or non-negotiable);

(i) all liens, guaranties and securities for any of the foregoing (a) through (h); and

(j) all products of, accessions to, and proceeds of any of the foregoing (a) through (i).

All of such property in (a) through (j) above is collectively referred to as the "Collateral."

3.0 OBLIGATIONS SECURED. The security interest granted herein secures the repayment of the Loans and any other obligations incurred by the Borrower under this Agreement and also the payment and performance of all debts and obligations of the Borrower to the Bank of every kind and description, whether now existing or hereafter arising (the "Obligations").

4.0 BORROWER'S REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

4.1 Incorporation, Qualification and Corporate Power. The Borrower is a company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified and in good standing in all states in which it is doing business, except where the failure to be so qualified or to be in good standing in any such state would not have a material adverse effect on the Borrower or on the Collateral. The Borrower has the corporate power to own its property and conduct its business as now conducted.

4.2 Authorization. The execution, delivery and performance of this Agreement are within the Borrower's corporate powers and have been duly authorized by such votes of the board of directors as applicable law requires. A certificate of the corporate secretary conclusively evidencing such votes is delivered herewith.

4.3 Other Obligations. The execution, delivery and performance of this Agreement are not in contravention of law nor of the terms of the Borrower's charter, by-laws, or any indenture, agreement or undertaking to which the Borrower is a party or by which it is bound.

4.4 Records. All incorporation papers and all amendments thereto of the Borrower have been duly filed and are in proper order. All books, records and reports of the Borrower, including but not limited to its minute books, by-laws, and books of account, are accurate and up to date. The Borrower has filed all federal and state tax returns required by law except as accrued for on the Borrower's balance sheet as of March 31, 2007 or where the failure to so file would not have a material adverse effect on the Borrower or on the Collateral.

4.5 Stock. All capital stock issued by the Borrower which is outstanding has been properly issued and paid for.

4.6 Title to Property. With the exception of the items named below (and leased equipment), the Borrower owns all of its personal property and has good, clear and marketable title thereto, free and clear of all liens and encumbrances, and there are no outstanding commitments of the Borrower to sell, mortgage, lease or otherwise dispose of said property other than in the ordinary course of business.

4.7 Office. The Borrower's principal place of business and chief executive office is located at 63 Second Avenue, Burlington, MA 01803.

4.8 Equipment. The Borrower keeps its equipment in its offices at the following locations: Burlington, MA; Tokyo, Japan; and Sulzbach, Germany.

4.9 Inventory. The Borrower keeps substantially all of its inventory only at the following locations: Burlington, MA; Tokyo, Japan; and Sulzbach, Germany.

4.10 Accounts. The Borrower keeps its records concerning its accounts at 63 Second Avenue, Burlington, MA 01803.

4.11 Places of Business. The Borrower has no other places of business other than those already listed above.

4.12 Continuing Representations. The foregoing representations and warranties are made not only as of the date of this Agreement but as of each date on which the Bank makes a Loan.

4.13 Financial Statements. The Borrower's latest balance sheet and statement of profit and loss have been delivered to the Bank, were prepared in accordance with generally accepted accounting principles consistently applied, and fairly represent the Borrower's financial condition as of the date of this Agreement.

5.0 GENERAL OBLIGATIONS OF BORROWER. The Borrower agrees that:

      Corporate Existence and Merger. The Borrower will maintain its corporate existence in good standing and shall comply with all laws and regulations of the United States or any state or political subdivision thereof, or of any governmental authority that may have jurisdiction over it or its business.

5.2 Loans. The Borrower will not make any loans or advances to any individual, unrelated firm or unrelated corporation, including but not limited to its officers and employees; provided, however, that the Borrower may make advances to its employees, including its officers, with respect to expenses incurred by such employees in the usual course of the Borrower's business when such expenses are reimbursable by the Borrower. The Borrower may also make advances to certain individuals and entities related to corporate acquisitions by the Borrower.

5.3 Guaranties. The Borrower will not guarantee the obligation of any individual or entity, other than wholly-owned subsidiaries.

5.4 Sales. The Borrower will not sell or dispose of any of its assets except in the ordinary and usual course of its business.

5.5 Reimbursement. The Borrower will reimburse the Bank on demand for any sums paid or advanced by the Bank to satisfy any tax, lien or security interest or other encumbrance on the Collateral, to provide insurance on the Collateral or to pay for the maintenance and preservation of the Collateral; provided, however, that the Bank shall not be obligated to make any such payments or advances. Any such sums paid or advanced by the Bank shall be deemed part of the Obligations and secured by the Collateral.

5.6 Inspection. The Borrower will keep accurate and complete records of the Collateral, and the Bank or any of its agents shall have the right to inspect the Collateral wherever located and to visit the Borrower's place or places of business, at intervals to be determined by the Bank and without the Borrower's hindrance or delay, to inspect, audit, check and make extracts from any copies of books, records, journals, orders, receipts and correspondence that relate to the Collateral or to the Borrower's general financial condition. Upon a Default or Event of Default, the Borrower shall reimburse the Bank for the cost of performing any such inspection or audit.

5.7 Information from Borrower's Contractors. Upon a Default or Event of Default, the Borrower hereby authorizes the Bank to obtain from the Borrower's contractors (including accountants and computer service bureaus) any and all information regarding the Borrower's business, instructs all such contractors to provide such information to the Bank, and waives all claims of confidentiality and to damages arising from such disclosure of proprietary information.

5.8 Insurance. The Borrower shall have and maintain at all times with respect to the Collateral insurance against risks of fire, so-called extended coverage, sprinkler leakage and other risks customarily insured against by companies engaged in businesses similar to that of the Borrower including product liability insurance, in such amounts, containing such terms, in such form, for such periods and written by such companies as may be reasonably satisfactory to the Bank. All policies of insurance shall provide for a minimum of ten (10) days written notice of cancellation to the Bank. At the Bank's request, the Borrower shall furnish to the Bank insurance certificates or other evidence satisfactory to the Bank of the Borrower's compliance thereof.

5.9 Different Places of Business. The Borrower will promptly notify the Bank in writing of any change in the location of its chief executive office, principal place of business, the place where its inventory or records of its accounts are kept, or other places of business (with the exception of where its sales persons are hired). In addition, the Borrower will promptly notify the Bank of the establishment of any new location where inventory or records of its accounts are kept, or other new places of business (with the exception of where its sales persons are hired).

5.10 Annual and Quarterly Reports, Projections. The Borrower will furnish to the Bank annually, within one-hundred twenty (120) days after the close of each fiscal year, a full and complete signed copy of the Borrower's consolidated annual report audited by certified public accountants reasonably acceptable to the Bank. The Borrower's annual report shall include balance sheets of the Borrower as at the end of such year and a statement of profit and loss of the Borrower reflecting its operations during such year. Such annual report shall include the unqualified opinion of the Borrower's certified public accountants that such reports were prepared in accordance with generally accepted accounting principles consistently applied and fairly represent the Borrower's financial condition. In addition, the Borrower will furnish to the Bank quarterly within forty-five (45) days after the close of each fiscal quarter, the Borrower's consolidated quarterly report prepared by the Borrower's management. The Borrower's quarterly report shall include balance sheets of the Borrower as at the end of such quarter and a statement of profit and loss of the Borrower reflecting its operations during such quarter.

5.11 Additional Reports. The Borrower will provide any other information reasonably requested by the Bank concerning the Borrower's operations or financial condition.

5.12 Financing Statements. The Borrower will execute one or more financing statements and pay the cost of filing them whenever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

5.13 Other Documents. The Borrower will execute and deliver such other documents and instruments as the Bank shall request in order to effect, evidence or perfect its security interest under this Agreement, including but not limited to promissory notes, stock certificates and other negotiable instruments belonging to the Borrower, bankbooks and insurance policies, and notices to banks and insurance companies of the Bank's interest in bank accounts or insurance policies. The Borrower shall also execute separate assignments of accounts if requested by the Bank.

5.14 Capital Equipment Leases. The Borrower shall not incur indebtedness in connection with the acquisition after the date hereof of any personal property by the Borrower or any of its subsidiaries under any capital lease which exceeds $1,000,000 in the aggregate during any single fiscal year, provided, however that this amount shall not include any capital leases assumed by the Borrower in connection with any future acquisition of a business or product line. Accordingly and provided that the aggregate of all such capital leases in any single fiscal year shall not exceed $1,000,000, excluding any capital leases assumed by the Borrower in connection with any future acquisition of a business or product line, the Bank shall not unreasonably withhold its consent to such lease(s) and the lessors' security interest thereunder.

5.15 Additional Indebtedness and Encumbrances. Other than as set forth below, the Borrower will not create or permit any additional indebtedness (excluding the Obligations to the Bank) nor will the Borrower create or permit to subsist any encumbrance or security interest over all or any of its present or future revenues or assets. The following additional indebtedness shall be permitted:

    indebtedness in respect of accounts payable, capital expenditures, and accrued expenses, other than for borrowed money, of the Borrower incurred either in the ordinary course of business or in connection with an initial public offering of the Borrower's common stock;

    indebtedness incurred under any capital or operating lease, subject to any limitations set forth herein;

    indebtedness for the costs of obtaining a bond in connection with a judgment against the Borrower, so long as such judgment or the obtaining of such bond does not otherwise constitute a default;

    indebtedness of the Borrower in respect of salaries, bonuses and employee benefits;

    indebtedness of the Borrower in respect of pre-paid revenues;

    indebtedness assumed by the Borrower in connection with any future acquisition of a business or a product line not to exceed $1,000,000 in the aggregate at any one time; and

    indebtedness of the Borrower in respect of deferred purchase price payments in connection with acquisitions undertaken by Borrower.

6.0 FINANCIAL COVENANTS. Until the Loans shall have been paid in full and /or for so long as the Bank shall be committed to make Loans under this Agreement, the Borrower covenants that it will comply with the following and will provide evidence of such compliance to the Bank within forty-five (45) days after the end of each fiscal quarter:

Financial Tests: The Borrower shall comply with the following financial tests at all times, and such financial tests will be tested on a quarterly basis, based on consolidated financial results of the Borrower.

    Leverage Test: Consolidated Cash* divided by Loans in the aggregate shall not be less than 1.50:1 at the end of each fiscal quarter.

    Minimum Consolidated Tangible Net Worth Test: Consolidated Tangible Net Worth** shall not be less than $37,000,000 at the end of each fiscal quarter.

(c) Gross Revenue: Gross revenue shall not be less than (i) $9,000,000 as of the Borrower's third and fourth fiscal quarters in 2007 and the Borrower's first fiscal quarter in 2008, and (ii) $9,500,000 as of the end of each fiscal quarter of the Borrower thereafter.

*Cash: For the purposes of the above-referenced financial tests shall be defined as the Borrower's consolidated currency and coins on hand, bank balances, and negotiable money orders and checks, marketable securities and short-term investments traded on a public exchange, as determined in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP")

**Tangible Net Worth: For the purposes of the above referenced financial tests shall be defined as Total Stockholders Equity less Goodwill and other Intangibles (excluding the impact of any future acquisition by the Borrower of any business or product line, as determined by the balance sheet opening entry). Tangible Net Worth shall exclude both (i) any effect of the accounting treatment required under SFAS No. 123R related to stock based compensation issued to employees in 1997, and (ii) any charges related to the reversal of expenses capitalized in connection with the Borrower's initial public offering.

***Gross Revenue: For the purposes of the above referenced financial tests shall be defined as the consolidated aggregate gross revenue of the Borrower, as determined in accordance with GAAP.

7.0 DEFAULT AND EVENT OF DEFAULT. The Bank shall give notice of default or of an event of default, but such notice shall not affect any of the Bank's rights under this Agreement nor shall such notice be required as a condition precedent to a default or an event of default hereunder. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Default" or "Defaults") shall occur:

7.1 The Borrower's failure to pay when due any Obligation, whether by maturity, acceleration or otherwise, after having been given a five (5) day grace period;

7.2 Any warrants, representations or statements made or furnished to the Bank by, or on behalf of, the Borrower are false;

7.3 The Borrower's failure to perform any of its agreements, obligations, warranties or representations in this Agreement shall represent a Default and, unless such failure is cured within thirty (30) days from its occurrence, an Event of Default;

7.4 The Borrower's failure to perform any agreement with any other person or entity for borrowed money or lease of real or personal property shall represent a Default and, unless such failure is cured within thirty (30) days from its occurrence or is otherwise contested in good faith and on a reasonable basis by the Borrower, an Event of Default;

7.5 A breach, default or event of default shall occur under any other agreement between the Borrower and the Bank shall represent a Default and, unless such breach, default, or event of default is cured within thirty (30) days from its occurrence, an Event of Default;

7.6 The cancellation or material reduction in current insurance coverages with respect to Collateral, or the material and uninsured loss or theft, substantial damage or destruction or unauthorized sale or encumbrance of any material portion of the Collateral, or the making of any levy on, or seizure or attachment of a material portion of the Collateral.

7.7 The Borrower shall fail to pay any amount on any Indebtedness the outstanding balance of which exceeds $250,000 when the same becomes due and payable and such failure shall continue after the applicable cure or grace period, if any.

7.8 The Borrower's dissolution, termination of existence, insolvency, cessation of normal business operations, business failure, or the calling of a meeting of the Borrower's creditors, or the Borrower's admission of its inability to pay its debts as they become due or proposal of a moratorium or composition with any of its creditors, or the appointment of a custodian or receiver of any part of the Borrower's property, or the making of an assignment or trust mortgage for the benefit of creditors by the Borrower, or the recording or existence of any lien for unpaid taxes, or the commencement of any proceeding under any bankruptcy or insolvency law by or against the Borrower, or the service upon the Bank of any writ, summons, or process designed to affect any of the Borrower's accounts or other property;

7.9 The occurrence of any Event of Default with respect to any guarantor, endorser, or surety to the Bank;

7.10 The termination of any guaranty by any guarantor of the Obligations; or

7.11 Any material adverse expansion in the nature of the Borrower's principal line(s) of business beyond the scope of medical devices.

8.0 LENDER'S RIGHTS UPON AN EVENT OF DEFAULT. Upon an Event of Default and at any time thereafter, the Bank may in its sole discretion, without presentment, demand, protest, advertisement or notice of any kind, except as specifically provided below, exercise any or all of the following rights, in addition to the Bank's rights under the Uniform Commercial Code and any other applicable laws:

8.1 Remittances. Until the Bank notifies the Borrower to the contrary, the Borrower shall continue to collect its accounts and all other Collateral in the ordinary course of business. All such collections shall be the property of the Bank, and shall be received and held by the Borrower in trust for the Bank without commingling with any other funds of the Borrower. The Borrower shall, at the Bank's request, or the Bank may itself at any time, notify any account debtor of the Bank's security interest in the Collateral and direct that all amounts due from such account debtor be paid directly to the Bank. If so requested by the Bank, the Borrower will, immediately upon receipt of all checks, drafts, cash or other remittances, deliver the same to the Bank to be conditionally credited to the Loans. The Bank will treat remittances as conditional until such remittances have cleared and are finally paid to the Bank, and will at any time charge back any remittance that does not clear in the normal course. Such remittances shall be delivered to the Bank in the same form received and the bank is hereby authorized to endorse such remittances where necessary to permit collection thereof.

8.2 Notification of Parties Owing Money to Borrower. At the Borrower's expense, the Bank in its own name or in the name of the Borrower may communicate with account debtors in order to verify with them to the Bank's satisfaction the existence, amount and terms of any accounts or other Collateral, and may also notify account debtors that such Collateral has been assigned to the Bank and that payments shall be made directly to the Bank. Upon request of the Bank, the Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid directly to the Bank. If the Bank gives such notice, a photocopy of this executed Agreement shall constitute reasonable proof of the assignment of all accounts and other Collateral by the Borrower to the Bank, within the meaning of Section 9-318(3) of the Uniform Commercial Code.

8.3 Acceleration. The Bank may make all Obligations immediately due and payable and may exercise the rights of a secured party under law or under the terms of this or any other agreement with the Borrower.

8.4 Assembling of Collateral. The Bank may by giving written notice to the Borrower require the Borrower to immediately assemble the Collateral and make it at all times secure and available to the Bank at a place or places designated by the Bank.

8.5 Disposition of Collateral. The Bank may sell, lease, assign and deliver the whole or any part of the Collateral, or any substitute therefor or any addition thereto, at public or private sale, for cash or credit, for present or future delivery, at such prices and upon such terms as the Bank deems advisable, without the necessity of the Collateral being present at any such sale or lease, or in view of prospective purchasers thereof. The Bank may sell or lease Collateral in conjunction with other personal or real property and allocate the sale or lease proceeds among the items of property sold. The Bank shall give the Borrower at least ten (10) days notice of the time and place of any public or private sale or other disposition of Collateral unless it is perishable, threatened to decline speedily in value or is of a type customarily sold in a recognized market. Upon such sale, the Bank may become the purchaser of the whole or any part of the Collateral, discharged from all claims and free from any right of redemption. Any Collateral sold on credit or for future delivery may be retained by the Bank until the selling price is paid by the purchaser. If the purchaser then fails to take up and pay for the property so sold, the Bank shall incur no liability and the property may again be sold.

8.6 Power of Attorney. The Bank may, and the Borrower hereby appoints the Bank and its agents as the Borrower's attorney-in-fact to: collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the Borrower's name; endorse the Borrower's name upon any notes, checks, drafts, money orders, or other instruments, documents, receipts or Collateral that may come into its possession and to apply the same in full or partial payment of any amounts owing to the Bank; and give written notice to the United States Post Office to effect direct delivery to the Bank of all mail addressed to the Borrower. The Borrower hereby grants to said attorney-in-fact full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Borrower might or could do, and hereby ratifies all that its attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable.

9.0 GENERAL.

9.1 Set-off. Any and all deposits or other sums at any time credited by or due from the Bank to the Borrower shall at all times constitute additional security and Collateral pledged for the Obligations and upon a Default may be set off against any Obligations upon demand or at any time, whether or not other security held by the Bank is considered by the Bank to be adequate. Any and all property owned by the Borrower or in which the Borrower has an interest, which now or hereafter comes into the possession or control of the Bank or of any third party acting in the Bank's behalf, shall constitute additional security and Collateral pledged for the Obligations and upon a Default may be applied at any time to the Obligations then owing, whether due or not due.

9.2 Borrower's Obligation to Pay Expenses of Bank. The Borrower shall pay to the Bank on demand any and all reasonable counsel fees and other expenses incurred by the Bank (a) in connection with the preparation or interpretation of this Agreement, documents relating thereto or modifications thereof, (b) to enforce and collect payment of the Obligations from the Borrower or any guarantor, (c) to protect or realize upon the Bank's or the Borrower's interest in the Collateral, and (d) in the prosecution or defense of any action arising under or related to the subject matter of this Agreement unless such dispute is settled in the Borrower's favor under court of law. All such fees and expenses shall be added to the principal amount of any indebtedness owed by the Borrower to the Bank and shall constitute part of the Obligations secured hereby.

9.3 Waivers. The Borrower waives demand, presentment, protest, notice of nonpayment and all other notices except those specifically provided in this Agreement. No delay or omission by the Bank in exercising any of its rights shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not operate as a waiver on any future occasion. All of the Bank's rights and remedies, whether arising out of this Agreement or any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

9.4 Construction. The Uniform Commercial Code and other laws of Massachusetts shall govern the construction of this Agreement. No amendment of this Agreement shall be effective unless in writing and executed by both the Borrower and the Bank.

9.5 Indemnification. The Borrower agrees to indemnity the Bank and to hold the Bank harmless from and against any loss, costs or expense (including reasonable external attorneys fees) that such Bank may sustain or incur as a consequence of a the occurrence of any Default, Event of Default or of any prepayment under this Agreement. The foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to carry any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties required to make, maintain the Loan (or any part of it) or any other amount due or to become due under this Agreement.

9.6 Amendment and Restatement. This Agreement shall amend, restate, supersede and replace the Old Agreement in its entirety.

EXECUTED as an instrument under seal as of the date first above written.

Attest: LEMAITRE VASCULAR, INC.

/Aaron M. Grossman/                       By: /Joseph P. Pellegrino, Jr./

Name: Joseph P. Pellegrino, Jr.

Title: CFO

BROWN BROTHERS HARRIMAN & CO.

By: /J. Edward Hall/

Name: J. Edward Hall

Title: Managing Director